UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2023

WATERS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-14010	13-3668640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34 Maple Street

Milford, Massachusetts 01757

(Address of principal executive offices) (Zip Code)

(508) 478-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WAT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 11, 2023, Waters Corporation (the “Company”) entered into a Multi-Currency Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”) with PGIM, Inc. and the purchasers of the Notes (as defined below) listed on Schedules A-1 and A-2 attached thereto (collectively, the “Note Purchasers”). Pursuant to the Note Purchase Agreement, on May 11, 2023, the Company issued to the Note Purchasers (1) $50,000,000 aggregate principal amount of 4.91% Senior Guaranteed Notes, Series P, due May 11, 2028 (collectively, the “Series P Notes”), and (2) $50,000,000 aggregate principal amount of 4.91% Senior Guaranteed Notes, Series Q, due May 11, 2030 (collectively, the “Series Q Notes”). The Note Purchase Agreement also provides for the issuance of additional shelf notes from time to time issued thereunder, which can be denominated in Sterling and Euros in addition to U.S. Dollars (the “Shelf Notes” and, together with the Series P Notes and the Series Q Notes, the “Notes”) not to exceed, together with the Company’s 3.44% Series K Notes, 3.53% Series M Notes, and 2.25% Series O Notes issued and outstanding under their various Note Purchase Agreements, dated as of May 12, 2016, September 12, 2019 and March 2, 2021 respectively (in an aggregate amount of $122,000,000), by and among the Company and the purchasers of the Company’s senior notes issued thereunder, $400,000,000 (or the equivalent in the applicable currencies) of notes outstanding in the aggregate. The performance and payment of all obligations of the Company under the Note Purchase Agreement and under the Notes are guaranteed by the guarantors listed on Schedule C to the Note Purchase Agreement. The proceeds of the Notes may be used for general corporate purposes of the Company and its subsidiaries, including the repayment and refinancing of indebtedness, the repurchase of shares of stock of the Company, capital expenditures and acquisitions.

The Note Purchase Agreement contains customary representations, and affirmative and negative covenants, including financial covenants that require the Company to not permit (i) the Leverage Ratio (as defined in the Note Purchase Agreement) as of the end of any fiscal quarter to exceed 3.50:1.00 (or exceed 4.00 to 1.00, if the Company so elects, at the end of and for the fiscal quarter during which certain material acquisitions have been consummated and at the end of and for each of the following three consecutive fiscal quarters, subject to possible further adjustment as set forth in the Note Purchase Agreement), and (ii) the Interest Coverage Ratio as of the end of any fiscal quarter for any period of four consecutive fiscal quarters to be less than 3.50:1.00. The Company may prepay at any time all, or from time to time any part (but not less than 10%), of the outstanding principal amount of any series of Notes, subject to the payment of a make-whole amount. The Note Purchase Agreement also includes a most favored lender provision which requires that in the event the Company or its subsidiaries shall agree to assume or otherwise become bound by one or more Additional Financial Covenants (as defined in the Note Purchase Agreement with reference to the Primary Credit Agreement (as defined in the Note Purchase Agreement)), the Note Purchase Agreement will be deemed to be amended automatically to include such Additional Financial Covenants. The Note Purchase Agreement also contains customary events of default (including non-payment of any principal, make-whole amount or interest and breaches of covenants).

The foregoing descriptions of the Note Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Multi-Currency Note Purchase and Private Shelf Agreement, dated as of May 11, 2023, by and among Waters Corporation, PGIM, Inc. and each of the purchasers listed on Schedules A-1 and A-2 attached thereto.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: May 11, 2023	By:	/s/ Amol Chaubal
	Name:	Amol Chaubal
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)